UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 5, 2009
Progress Software Corporation
(Exact name of registrant as specified in its charter)
Commission file number: 0-19417

Massachusetts	04-2746201
(State or other jurisdiction of	(I.R.S. employer
incorporation or organization)	identification no.)
14 Oak Park
Bedford, Massachusetts 01730
(Address of principal executive offices, including zip code)
(781) 280-4000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Event
SIGNATURES

Item 8.01 Other Event.
          On February 5, 2009, Progress Software Corporation (the “Company”) received a “Wells Notice” from the Securities and Exchange Commission (“SEC”) in connection with the previously disclosed ongoing SEC investigation into the Company’s historical stock option granting practices. The Company believes that the matters covered by the Wells Notice were the subject of a previously disclosed internal investigation into the Company’s stock option granting practices conducted by a Special Committee of the Board of Directors of the Company. The Company has been advised that its Vice President, Corporate Controller and Chief Accounting Officer has also received a Wells Notice in connection with the same matter.
          The Wells Notices notify recipients that the SEC staff intends to recommend that the SEC file a civil action against the recipients for possible violations of securities laws. Under the process established by the SEC, recipients have the opportunity to respond in writing to a Wells Notice before the SEC staff makes any formal recommendation regarding what action, if any, should be brought by the SEC. The Company intends to provide a written submission to the SEC as part of the Wells Notice process. In connection with the contemplated recommendation, the SEC staff may seek remedies, including among other things, a permanent injunction, a civil penalty and, in the case of individuals, a bar against serving as a director or officer of a public company. There can be no assurance that the SEC will not bring civil enforcement action against any recipient. As previously disclosed, the Company has been cooperating with the SEC since the Company first publicly disclosed these matters in 2006, and it continues to do so.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 11, 2009	Progress Software Corporation
	By:	/s/ Norman R. Robertson
Senior Vice President,
Finance and Administration and Chief Financial Officer